FOR IMMEDIATE RELEASE
---------------------

-----------------------------------------------
   Contact:
   Alfred E. Brennan, President & Chief
     Executive Officer
   Arthur L. Herbst, Jr., EVP, Chief Operating
     Officer & Chief Financial Officer

   (314)-344-0010, Ext.3133

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                                                        [YOUNG INNOVATIONS LOGO]


                YOUNG INNOVATIONS, INC. ANNOUNCES RECORD RESULTS
             FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003
                         AND DECLARES QUARTERLY DIVIDEND


ST. LOUIS, MO., FEBRUARY 3, 2004 ... Young Innovations, Inc. (NASDAQ - YDNT) today announced record sales, net income and diluted earnings per share for the fourth quarter and year ended December 31, 2003. Sales for the fourth quarter of 2003 were $20.8 million, increasing 5.5% over the $19.7 million reported in the year earlier fourth quarter. Net income increased 14.0% to $3.7 million, compared with $3.3 million in the fourth quarter of 2002. Diluted earnings per share rose 11.4% in the fourth quarter of 2003 to $0.39 versus $0.35 in the same quarter in 2002.

Sales for the year ended December 31, 2003 were $76.2 million, up 5.5% from $72.2 million in the prior year. Net income was $13.2 million, up 15.7% from $11.4 million in 2002. Diluted earnings per share were $1.40 for 2003, an increase of 14.8% from $1.22 for 2002. The results for the fourth quarter and the full year were affected by the acquisition of Obtura-Spartan in December 2003.

During the quarter, the Company completed the acquisition of Obtura-Spartan. This acquisition of professional endodontic products contributed approximately $650,000 in sales in the quarter. Throughout the year, growth in professional products exceeded our expectations and more than offset the decline in sales of retail products. Sales of professional products increased 8.1% to $72.6 million from the $67.1 million reported in 2002. Retail sales declined 29.1% to $3.6 million compared to the $5.1 million recorded in the prior year. While we expect sales of retail products to maintain their historical volatility, we do not expect the performance of the retail segment to have a significant negative affect on earnings in 2004.

Commenting on the quarter and the year, Alfred E. Brennan, President and Chief Executive Officer said, "Sales of professional products remained strong throughout the fourth quarter and the year. Improved manufacturing efficiencies, particularly at our Earth City facility, combined with good control of SG&A expenses, resulted in operating income growing at more than twice the rate of sales in the quarter and for the year."

The Company generated approximately $16 million in operating cash flow in 2003. On January 27, 2004, the Board of Directors declared a quarterly dividend of $0.04 per share, payable March 15, 2004 to shareholders of record on February 13, 2004. In addition, the Board approved $2.8 million in funding for facilities expansion. For 2004, the Company currently expects sales to be in the $86 - $88 million range with earnings per share in the $1.58 to $1.61 range.

A conference call has been scheduled for Wednesday, February 4 at 10:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/151749 or on the Company's website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading distributor of panoramic X-ray equipment and dental surface disinfectants in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates" or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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

                                                      YOUNG INNOVATIONS, INC.
                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                          (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
                                                           (UNAUDITED)

                                     Three Months Ended                            Year Ended
                                        December 31,                            December 31,
                                 2003       2002          Change          2003         2002         Change
                               ---------------------------------        ------------------------------------

Net Sales                      $ 20,758    $ 19,684        5.5%         $ 76,156     $ 72,218       5.5%
Cost of Goods Sold                9,659       9,344        3.4%           34,916       33,787       3.3%
                               --------------------                     ---------------------
Gross Profit                     11,099      10,340        7.3%           41,240       38,431       7.3%
% of Net Sales                    53.5%       52.5%                        54.2%        53.2%

Selling, General and
Administrative Expense            5,078       4,970        2.2%           19,971       19,433       2.8%
% of Net Sales                    24.5%       25.2%                        26.2%        26.9%

Operating Income                  6,021       5,370       12.1%           21,269       18,998      12.0%
% of Net Sales                    29.0%       27.3%                        27.9%        26.3%

Other Income / (Expense)             36          11                          109        (286)

Income Before Taxes               6,057       5,381       12.6%           21,378       18,712      14.2%

Provision for Income Taxes        2,317       2,101       10.3%            8,177        7,301      12.0%

Net Income                     $  3,740    $  3,280       14.0%         $ 13,201     $ 11,411      15.7%
% of Net Sales                    18.0%       16.7%                        17.3%        15.8%


Earnings Per Share (Basic)     $   0.41    $   0.37       10.8%         $   1.46     $   1.29      13.2%

Weighted Average Shares
Outstanding (Basic)               9,085       8,924        1.8%            9,017        8,876       1.6%


Earnings Per Share (Diluted)   $   0.39    $   0.35       11.4%         $   1.40     $   1.22      14.8%
Weighted Average Shares
Outstanding (Diluted)             9,537       9,359        1.9%            9,431        9,331       1.1%


                                      MORE

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                             YOUNG INNOVATIONS, INC.
                           CONSOLIDATED BALANCE SHEET
                     DECEMBER 31, 2003 AND DECEMBER 31, 2002
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                               DECEMBER 31   DECEMBER 31
                Assets                            2003         2002
                                              -------------  -----------
Current Assets
     Cash                                       $     938    $     554
     Accounts receivable, net                      11,212       10,010
     Inventories                                    9,017        7,861
     Other current assets                           3,403        2,405
                                              -------------  -----------
Total current assets                               24,570       20,830
                                              -------------  -----------

Property, Plant and Equipment, net                 19,240       18,962
Other Assets                                          847          480
Intangible Assets                                   5,824        2,302
Goodwill                                           51,003       42,414
                                              -------------  -----------

Total assets                                    $ 101,484    $  84,988
                                              =============  ===========

              Liabilities and Equity
Current Liabilities
     Accounts payable and accrued liabilities   $   9,042    $   8,110
     Current maturities of long-term debt              68           75
                                              -------------  -----------
Total current liabilities                           9,110        8,185
                                              -------------  -----------

Long-term debt, less current maturities             2,784        4,229
Deferred Income Taxes                               6,627        4,904

Stockholders' Equity
     Common stock                                      90           89
     Deferred stock compensation                     (935)      (1,271)
     Additional paid-in capital                    28,367       28,050
     Retained earnings                             71,426       58,772
     Common stock in treasury, at cost            (15,985)     (17,970)
                                              -------------  -----------
Total stockholders' equity                         82,963       67,670

Total liabilities and stockholders' equity      $ 101,484    $  84,988
                                              =============  ===========

                                      END